Exhibit 99.1

April 19, 2006

To Our Fellow Shareholders:

          RE:  Board’s Response to Keefe Managers, LLC’s Assertions

          The Board of Directors of Federal Trust Corporation (“Federal Trust” or the “Company”), believes that it is appropriate to respond to the assertions and comments made by John J. Lyons as President of Keefe Managers, LLC (“Keefe”) in the amended Schedule 13D filed with the Securities and Exchange Commission on March 16, 2006.  In our opinion, the amended Schedule 13D and attached letter (collectively, the “13D”) contain numerous misleading and erroneous statements and omissions. Our response, however, is directed to the more significant misstatements and omissions, recognizing that our shareholders, both institutional and individual, are astute and capable of making their own judgment on how their Company and the Board are performing. We want to reaffirm to the investment community, however, that the Board takes its fiduciary and corporate responsibilities very seriously.

Omissions

          Points that have been overlooked in the 13D are that the former employment contract of our Chief Executive Officer and President was in place when Keefe acquired its initial shares of the Company’s common stock. In addition, at that time, the Board consisted of five members, two of whom were executives of Federal Trust. In 2003, A. George Igler was appointed to fill the seat of one of the executive officers to provide more diversity and expertise to the Board. Mr. Igler has been associated with the Company as its corporate counsel since its inception in August 1988.

          The 13D also fails to mention that Keefe’s proposed director nominee, Mr. Goldstein, is affiliated with Keefe, in that he is provided office space in Keefe’s New York offices. We believe Keefe’s primary purpose for desiring Mr. Goldstein to be elected to Federal Trust’s Board is to further Keefe’s interests, not the interests of Federal Trust or all shareholders as a whole.

Employment Agreement and Bonus

          In 2005, after lengthy discussions with Chief Executive Officer and President, James V. Suskiewich, and in consultation with an outside compensation expert, the Company entered into a new employment contract with the Chief Executive Officer/President, which reduced, capped, and in some instances, eliminated certain benefits to which he was previously entitled. The bonus provision was replaced with a performance-based bonus plan with three categories; return on assets, net income growth, and other defined management objectives, the latter of which consists of individual goals agreed to by the Compensation Committee and the Chief Executive Officer/President.

          Under the new bonus provision, the Chief Executive Officer/President is entitled to a performance bonus based upon the profitability of Federal Trust. He has a target opportunity of 40% of his base salary. The target opportunity may also fluctuate based on the performance of Federal Trust’s subsidiary, Federal Trust Bank. The Compensation Committee determines the performance measures on a quarterly basis, which are determined and paid within 30 days after the release of each quarter’s financial statements. For the 2006 fiscal year, the Compensation Committee decided to use quarterly return on assets, net income growth, and other defined management objectives as the primary performance measures. Each performance criteria is weighted as follows: return on assets, 37.5%; net income growth, 37.5%; and other defined management based objectives, 25%.

          In addition, the financial performance measures of return on assets and net income growth have different thresholds, i.e. minimum, target, and maximum levels of performance. For each corresponding level of financial performance, there is a corresponding level of incentive payout. The balance of the performance bonus (25% other defined management based objectives) is a discretionary bonus, using qualitative management objectives developed by the Chief Executive Officer/President and the Compensation Committee. The Compensation Committee has the right to change the number of performance measures, the type of performance measures, and the weighting on each performance measure on an annual basis.

          A copy of the new Employment Agreement was included as Exhibit 10.10 to the Form 10-Q, filed with the Securities and Exchange Commission on November 4, 2005. The Board believes that Chief Executive Officer/President Suskiewich has done an excellent job in turning the Company around and that the new employment agreement is in the best interest of the Company, as well as being in line with the best interests of our shareholders.

Director Independence

          The only member of the Board who is not “independent” under the American Stock Exchange (“AMEX”) rules, specifically Section 121A, is Chief Executive Officer/President Suskiewich, who also serves as Chairman of the Board. The 13D states that Directors Foster and Igler are not independent because Director Foster previously served as the President of Federal Trust Bank and Director Igler is the principal shareholder of Igler & Dougherty, P.A., the firm that serves as corporate counsel to the Company. However, according to Section 121A, both individuals are considered independent directors.

          Director Foster served as the President of Federal Trust Bank between 1990 and 1993, over 12 years ago. Section 121A provides that a director is not considered independent if he is or was employed by the company or its subsidiaries within the past three years.  The 13D also states that Director Igler is not an independent director because his law firm receives “significant professional fees” from Federal Trust. This assertion is just not accurate. The fees that have been paid by Federal Trust do not render Director Igler not independent under the AMEX rules. Section 121A provides that a director would be considered not independent if the director is also a partner, controlling shareholder, or executive officer of another organization which receives payments from Federal Trust in excess of 5% of that organization’s consolidated gross revenues or $200,000 (whichever amount is greater) in any one of the last three fiscal years.  The fees paid to Igler & Dougherty over the past three years have been below the Section 121A threshold. It is also important to note that it is not unusual for an outside corporate counsel principal to serve on a company’s Board of Directors.

          This means that 80% of the Board is independent, which exceeds the standards under the AMEX rules which mandate that only a majority of the directors must be independent.

Keefe’s Proposed Director Nominee

          While we acknowledge that Mr. Goldstein, Keefe’s proposed director nominee, does have industry and public board experience, he is currently sitting on three public boards and he does not reside in Florida, both of which may impact his ability to devote meaningful time to Federal Trust’s Board. The Board generally limits teleconference meetings to Special Board meetings, with the view that in-person meetings are more productive. In addition, none of Mr. Goldstein’s prior recent experience has been in Federal Trust’s market areas.

          For the reasons stated herein, we believe that it is not in the shareholders’ best interest to nominate Mr. Goldstein for election to our Board.

Director Education

          We are committed to director education and remaining current on reporting and industry trends. In addition to industry publications, in 2005, directors have attended topical seminars on corporate governance, Sarbanes-Oxley, executive compensation, and seminars presented by investment banking firms regarding the investment climate for the industry, both nationally and in particular, Florida. Two of our directors have received director certifications from the NACD Corporate Director Institute, while another has been a speaker to financial institution groups regarding corporate governance and compensation.

2005 Directors Stock Plan

          The 2005 Directors Stock Plan (“Plan”) was approved by Federal Trust’s stockholders at the 2005 Annual Meeting. The 13D infers that a majority of the shareholders disapproved of the Plan, but this was not the case.  A majority of those persons voting on this proposal approved the adoption of the Plan.  Persons described as withholding their votes are abstaining from voting on the matter at all, not voting against it.  It is important to note that only 90,000 shares or approximately 1% of the total shares that are currently outstanding were reserved under the Plan. Since the Plan has been in place, options to purchase only 2,400 shares and only 6,810 restricted units have been granted.

Conclusion

          The Board of Directors has and will continue to conduct its business in a transparent manner, without any special or hidden agendas. Our mission since 1998 continues to be focused on building a sound banking franchise in Central Florida, and toward that mission, Federal Trust has become the largest independent, locally-owned financial institution in Central Florida.  We have made significant strides on all fronts, but recognize that work still needs to be done to maximize shareholder value, our primary goal. We welcome shareholder suggestions that benefit the interests of all of the shareholders.

Respectfully submitted,

Board of Directors of Federal Trust Corporation

James V. Suskiewich, Chairman of the Board	Kenneth W. Hill
Dr. Samuel C. Certo	A. George Igler
George W. Foster